Exhibit 10.4

ENVIRONMENTAL POWER CORPORATION

LONG-TERM INCENTIVE PLAN

The following represents a summary of the Long-term Incentive Plan (LTIP) for Environmental Power Corporation (“EPC” or the “Company”), which was adopted by the Compensation Committee of EPC’s Board of Directors pursuant to its discretionary authority under EPC’s 2005 Equity Incentive Plan and 2006 Equity Incentive Plan to provide guidelines for annual equity awards to eligible positions.

PLAN OBJECTIVES

•     Provide a long-term incentive plan based on the financial growth of the Company

•     Foster teamwork and entrepreneurial spirit among the participants tied to the achievement of the Company’s growth and financial objectives

•     Provide a long-term compensation tool to motivate and reward

•     Acts as a retention mechanism.

PARTICIPATION	• LTIP participation is limited to full-time employees. • Participation is divided into tiers by level of function. • All participants are assigned to an Award Tier as follows:

	TIER	LEVEL
	A	CEO
	B	Executive Management
	C	CEO Designee

TARGET AWARDS	• Calculated as a percentage of Base Salary earned, with Target Awards designated by Tier:

	TIER	INCENTIVE TARGET
	A	Annually Established by Board
	B	30% of Base Salary
	C	Discretionary

•     Value will be determined using Fair Market Value (FMV) at time of grant utilizing the modified Black-Scholes methodology where appropriate.

•     Grant Awards will be considered annually

•     Vesting will be three-year vesting with 33 1/3% of each grant vesting annually.

•     Awards for participants who are hired, transferred or promoted into eligible positions are first eligible for the next plan cycle (January 1).

AWARD GRANT MIX

•     Award grants may be a combination of different long-term vehicles including Restricted Shares, Incentive Stock Options and Stock Appreciation Rights (SAR’s).

•     Grant mix guidelines will be considered by the Board on a yearly basis. For 2008, a grant of Stock Appreciation Rights will be considered.

VESTING	• Rolling class year vesting; each Long-Term award has a 3 year vesting schedule (33.3% per year), as follows:

	2008	2009	2010	2011	2012	2013
	Grant	33 1/3%	66 2/3%	100%
		Grant	33 1/3%	66 2/3%	100%
			Grant	33 1/3%	66 2/3%	100%

SPECIAL DISTRIBUTION	• Death: Immediate vesting of all units; paid within 12 months.

•     Total Disability: Immediate vesting of all units, paid within 12 months. “Total Disability” shall be as defined in any employment agreement, Award agreement or offer letter with a participant or, if no such agreement or letter is in effect or no such definition is set forth therein, shall be determined in accordance with any long-term disability insurance policy covering the participant, or, if no such policy exists, shall mean the inability of the participant, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated by such participant’s position, with or without reasonable accommodation as that term is defined under state or federal law.

•     Change of Control: Immediate vesting of all units, paid as soon as practicable. A “Change-in Control” shall be as defined in any employment agreement, Award agreement or offer letter with a participant or, if no such agreement or letter is in effect or no such definition is set forth therein, shall mean the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the outstanding voting stock of EPC, immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

•     Voluntary/involuntary terminations: All unvested units forfeited, paid as soon as practicable.

•     Termination With Cause: All vested and unvested units forfeited. “Cause” shall be as defined in any employment agreement, Award agreement or offer letter with a participant or, if no such agreement or letter is in effect or no such definition is set forth therein, shall mean any of the following: (i) a participant’s material breach of any agreement between the participant and the Company; (ii) demonstrated and material neglect of duties, or willful and continued failure or refusal to attempt to perform the material duties of the participant’s position, in each case, following written notice from the CEO and a reasonable opportunity to cure of not less than twenty (20) days, or the failure to follow a reasonable and lawful instruction of the CEO or any other superior corporate officer following written notice from the CEO or such corporate officer and an opportunity to cure of at least twenty (20) days (if capable of cure); (iii) willful misconduct, violation of a material Company policy, dishonesty, self-dealing or fraud with regard to the Company; (iv) conviction of, or plea of guilty or nolo contendere to, any felony; or (v) conviction of, or plea of guilty or nolo contendere to, any misdemeanor involving moral turpitude.

GENERAL

•     Targets and weightings may be changed based on shift in focus or industry standards.

•     Plan administered by the President/CEO or designee; provided that the Compensation Committee will administer the plan and determine awards for the President/CEO and other executives, and will otherwise have final approval of all awards recommended by the President/CEO.

•     Plan may be modified or terminated at any time by the Company; however, any awards earned up to the date of modification/termination will be paid based on performance achieved to that date.

•     Participation is not a guarantee of employment for any specific term.

•     Interpretation of all matters related to this Plan, including but not limited to eligibility, calculation, and determination of awards, as well as the resolution of any questions relating to accounting procedures of the Plan, shall be at the sole and final determination of the President/CEO for all non-executive participants, and the Compensation Committee, for the President/CEO and all executive participants.

•     This Plan is solely discretionary and acts strictly as a guideline and is not binding on the Company.

Adopted by the Compensation Committee of

the Board of Directors of Environmental Power Corporation

March 21, 2008